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                      August 31, 2023

       Jennifer Zhan
       Chief Executive Officer
       SHINECO, INC.
       Room 1001, Building T5, DaZu Square
       Daxing District, Beijing
       People   s Republic of China

                                                        Re: SHINECO, INC.
                                                            Form 10-K for
Fiscal Year Ended June 30, 2022
                                                            Response dated
August 11, 2023
                                                            File No. 001-37776

       Dear Jennifer Zhan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Industrial Applications and

                      Services
       cc:                                              David Manno